SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2003

Alcan Inc.
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

1-3677	Inapplicable
Commission File Number	(I.R.S. Employer Identification No.)

1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 (Address of principal executive offices, including postal code)
(514) 848-8000 (Registrant's telephone number, including area code)

Item 5.             Other Events

The following information is derived from a press release dated October 22, 2003 of Alcan Inc.  (the "Company").  Alcan Inc. today reported third quarter 2003 net income from continuing operations of US$0.36 per share versus US$0.59 per share a year ago.

After including results from discontinued operations, the Company reported net income of US$100 million (US$ 0.31 per share) for the quarter, compared to net income of US$191 million (US$0.59 per share) in the year-ago quarter.

CONSOLIDATED REVIEW

	THIRD QUARTER		NINE MONTHS
(US$ millions, unless otherwise noted)	2003	2002	2003	2002
Sales & operating revenues	3,480	3,170	10,161	9,204
Shipments (thousands of tonnes)
Ingot products[1]	420	359	1,139	1,033
Rolled products	502	530	1,543	1,555
Conversion of customer-owned metal	97	102	302	272
Aluminum used in engineered products & packaging	127	140	418	418
Total aluminum volume	1,146	1,131	3,402	3,278
Ingot product realizations (US$ per tonne)	1,552	1,495	1,566	1,510
Average London Metal Exchange 3-month price (US$ per tonne)	1,420	1,329	1,397	1,367
Net income from continuing operations	118	192	155	351
Loss from discontinued operations	(18)	(1)	(131)	(3)
Net income (loss)	100	191	24	348

1 includes primary and secondary ingot and scrap, as well as shipments resulting from trading activities

Continuing operations

Sales and operating revenues of US$3.5 billion in the third quarter benefited from the acquisitions of packaging (VAW FlexPac) and composite (Baltek) businesses and the strengthening of the Euro. Increased third-party shipments of alumina and aluminum, together with better pricing, also contributed to the improvement over the year-ago quarter. While revenues were higher than in the second quarter of 2003, they were nonetheless affected by the summer slow-down in Europe and softer demand for rolled products in the United States.

Total aluminum volume of 1,146 thousand tonnes (kt) was 15 kt higher than a year earlier but 9 kt lower than the preceding quarter. The year-over-year increase reflects incremental volume arising from the acquisition of the second tranche of the Alouette smelter in Quebec and production restarts in Kitimat, British Columbia, partially offset by lower rolled product volumes in Europe due to business exits. Compared to the second quarter, increased third-party shipments of ingot were more than offset by the seasonal decline in rolled and fabricated product demand in Europe and weaker rolled product volumes in the United States.

Ingot product realizations, at US$1,552 per tonne, were US$57 per tonne higher than in the year-ago quarter largely reflecting the benefit of higher LME prices. Compared with the second quarter, realizations declined US$18 per tonne due to lower market premia and a changed sales mix.

Third quarter operating earnings from continuing operations, at US$151 million, were little changed from the comparable quarter of last year. Benefits from cost reduction initiatives and improved prices offset higher pension, fuel and recycled metal costs, higher depreciation expense and the negative impact of foreign currency movements. Compared to the second quarter, operating earnings increased by US$7 million as cost reductions, benefits from acquisitions, and moderating energy and recycled metal costs more than offset lower volumes in rolled product and downstream businesses and higher depreciation expenses.

Net income from continuing operations was US$118 million, down US$74 million from the year-ago quarter mainly due to the unfavourable impact of foreign currency balance sheet translation, which represented a loss of US$8 million in the third quarter of 2003 versus a gain of US$55 million a year earlier. Net income from continuing operations rose by US$94 million compared to the second quarter of 2003, which was negatively impacted by foreign currency balance sheet translation losses of US$146 million.

Discontinued operations

In line with its objective of maximizing value, the company decided in the second quarter to sell certain non-strategic Packaging operations in order to release cash for higher value-adding opportunities.  A re-evaluation of the expected proceeds on sale versus the book value of these assets resulted in an additional non-cash, after-tax impairment charge of US$22 million in the third quarter. After-tax profits from discontinued operations, excluding the impairment charge, were US$4 million in the quarter.

SEGMENT REVIEW

	THIRD QUARTER		NINE MONTHS
(US$ millions)	2003	2002	2003	2002
Business Group Profit (BGP)
Bauxite, Alumina and Specialty Chemicals	72	78	186	205
Primary Metal	239	232	622	657
Rolled Products Americas and Asia	86	86	259	272
Rolled Products Europe	46	37	150	102
Engineered Products	28	23	72	77
Packaging	102	83	287	243
BGP (sub-total)	573	539	1,576	1,556
Intersegment, corporate offices and other	(85)	(21)	(201)	(146)
Restructuring, impairment and other special charges	(5)	(6)	9	(26)
Depreciation & amortization	(237)	(207)	(692)	(618)
Interest	(52)	(52)	(156)	(151)
Income taxes	(77)	(64)	(369)	(265)
Minority interests	1	3	(12)	1
Net income from continuing operations	118	192	155	351

Segments

Business group profit (BGP) comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate costs and asset impairments, that are not under the control of the business groups.  These items are managed by the Company's head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.

Third quarter BGP of US$72 million for Bauxite, Alumina and Specialty Chemicals was 8% lower than the previous year.  Benefits from cost initiatives and higher alumina realizations were more than offset by increased foreign currency balance sheet translation losses, higher energy costs and the impact of currency movements on operating costs.  Compared to the second quarter, BGP was up by 20% mainly due to higher realizations on alumina sales and the negative impact of foreign currency balance sheet translation in the earlier quarter.

For the Primary Metal Group, BGP was US$239 million for the third quarter, up US$7 million year-over-year. The benefits from ongoing profit improvement initiatives, higher metal realizations and sales volumes more than offset the negative impact of strengthening local currencies, on both costs and balance sheet translation, as well as higher raw material and pension costs.  BGP increased by 41% over the second quarter, reflecting the ongoing benefits of profit improvement initiatives, higher sales volumes, marginally better metal realizations, and the absence of foreign currency balance sheet translation losses, which were US$27 million the earlier quarter.

BGP for Rolled Products Americas and Asia, at US$86 million, was unchanged from the previous year's third quarter.  Ongoing benefits from cost initiatives and the positive impact of metal pricing lags were offset by lower volumes in North America and lower recycled metal spreads.  Compared to the preceding quarter, BGP declined by 8% as the positive impact of metal pricing lags and improving recycled metal spreads were more than offset by lower volumes and an unfavorable product mix in North America.

Rolled Products Europe achieved a BGP of US$46 million in the third quarter, representing an improvement of US$9 million over the year-ago quarter. Earnings benefited from an enhanced product mix, continued cost discipline and the stronger Euro. Compared to the record second quarter, BGP decreased by US$11 million mainly due to lower volumes resulting from the effects of the normal summer slow-down and tightening market conditions.

Despite continued economic weakness, Engineered Products posted a BGP of US$28 million, which was 22% higher than the year-ago quarter and 33% above the second quarter of 2003. Cost-reduction initiatives, the successful integration of the Baltek acquisition, and a stronger Euro were the main factors contributing to the improved results.  Composites and cable businesses recorded solid profit improvements over both the year-ago quarter and second quarter of 2003, and profits from extrusion operations were up year over year. Automotive and transportation segments and service centers continue to be affected by weak demand. Subsequent to quarter-end, Alcan added to its composites portfolio with the acquisition of Uniwood/Fome-Cor, a manufacturer of foam-based display boards.

Packaging BGP was US$102 million in the third quarter, US$19 million ahead of the previous year, largely due to the FlexPac acquisition. Despite the adverse impact of volume weakness, results continue to improve, driven by benefits arising from foreign currency exchange, business disposals, merger synergies and restructuring programs. Packaging sales and operating revenues for the third quarter, at US$849 million, were 23% higher than a year earlier. The sharp increase reflected the FlexPac acquisition and the impact of the stronger Euro, partially offset by lower volumes. Compared to both the year-ago quarter and second quarter of 2003, demand across most segments of the flexible packaging market was markedly lower due to seasonal factors and customer de-stocking.

Reconciliation to net income from continuing operations

"Intersegment, corporate offices and other" includes the elimination of profits on intersegment sales of aluminum, as well as other non-operating items.  The increase of US$64 million from the year-ago quarter reflects the impact of higher pension costs, environmental provisions and the restructuring of businesses in Southeast Asia that resulted in the realization of a deferred translation loss of US$13 million on the sale of a subsidiary in Thailand. This sale completes the restructuring that started in the second quarter with the disposal of the Company's remaining portfolio investment in Nippon Light Metal Company, Ltd., which generated a gain of US$33 million.

Restructuring, impairment and other special charges for the third quarter arose mainly from operations in the United Kingdom and Malaysia. The second quarter of 2003 included a gain on sale of non-core assets in Italy amounting to US$18 million.

Depreciation and amortization of US$237 million was US$30 million higher than in the year-ago quarter, largely due to the impact of the stronger Euro, the purchase of FlexPac and increased ownership in the Alouette smelter. Compared to the second quarter of 2003, depreciation was US$6 million higher due in large part to the FlexPac acquisition.

Interest expense of US$52 million was unchanged from the year-ago quarter and US$4 million lower than in the preceding quarter.  Debt as a percent of invested capital at September 30, 2003 was 31%, compared to 32% at the end of the second quarter of 2003 and the year-ago third quarter.

The Company's effective tax rate on income from continuing operations was 40% in the quarter and 69% for the first nine months of the year, reflecting the effects of balance sheet translation and Other Specified Items.  Included in the quarter's results was the realization of a non-tax deductible deferred translation loss on the sale of the Company's subsidiary in Thailand.  Currency-related items increased the effective tax rate by 7 percentage points for the quarter and 39 percentage points for year to date.

For the third quarter of 2003, the average number of common shares outstanding was 321.8 million compared to 321.3 million in the comparable year-ago quarter.  At September 30, 2003, 322.0 million shares were outstanding.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME
(unaudited)

Periods ended September 30	Third Quarter		Nine Months
(in millions of US$, except per share amounts)	2003	2002	2003	2002

Sales and operating revenues	3,480	3,170	10,161	9,204

Costs and expenses
Cost of sales and operating expenses	2,741	2,499	8,027	7,259
Depreciation and amortization	237	207	692	618
Selling, administrative and general expenses	186	136	525	416
Research and development expenses	34	28	95	83
Interest (note 3)	52	52	156	151
Restructuring, impairment and other special charges	5	6	(9)	26
Other expenses (income) - net	33	(12)	142	38
	3,288	2,916	9,628	8,591
Income from continuing operations
before income taxes and other items	192	254	533	613
Income taxes	77	64	369	265
Income from continuing operations before other items	115	190	164	348
Equity income (loss)	2	(1)	3	2
Minority interests	1	3	(12)	1
Income from continuing operations	118	192	155	351
Loss from discontinued operations (note 2)	(18)	(1)	(131)	(3)
Net income	100	191	24	348
Dividends on preference shares	2	1	5	3
Net income attributable to common shareholders	98	190	19	345
Net income per common share - basic
and diluted
Income from continuing operations	0.36	0.59	0.47	1.07
Loss from discontinued operations	(0.05)	-	(0.41)	-
Net income	0.31	0.59	0.06	1.07
Dividends per common share	0.15	0.15	0.60	0.45

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF RETAINED EARNINGS
(unaudited)

Nine months ended September 30 (in millions of US$)		2003	2002
Retained earnings - beginning of period		3,503	3,326	*
Net income		24	348
Dividends	- Common	(193)	(144)
	- Preference	(5)	(3)
Retained earnings - end of period		3,329	3,527

* Restated in 2002 to reflect accounting change of $(748) with respect to impairment of goodwill.

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET
	(unaudited for 2003)

		September 30,	December 31,
	(in millions of US $)	2003	2002
	ASSETS
	Current assets
	Cash and time deposits	123	109
Trade receivables (net of allowances of $64 in 2003 and $58 in 2002)		1,516	1,264
	Other receivables	491	542
Inventories	- Aluminum operating segments
	Aluminum	891	905
	Raw materials	417	390
	Other supplies	316	296
		1,624	1,591
	- Packaging operating segment	496	368
		2,120	1,959
	Current assets held for sale (note 2)	79	76
		4,329	3,950
	Deferred charges and other assets	689	666
	Property, plant and equipment
Cost (excluding Construction work in progress)		18,617	17,630
	Construction work in progress	783	570
	Accumulated depreciation	(8,859)	(8,107)
		10,541	10,093
Intangible assets (net of accumulated amortization of $77 in 2003
	and $53 in 2002)	316	318
	Goodwill	2,379	2,303
	Long-term assets held for sale (note 2)	55	208
	Total assets	18,309	17,538

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd)
(unaudited for 2003)

	September 30,	December 31,
(in millions of US$)	2003	2002
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	2,520	2,294
Short-term borrowings	385	381
Debt maturing within one year	181	295
Current liabilities of operations held for sale (note 2)	38	47
	3,124	3,017
Debt not maturing within one year (note 4)	3,369	3,186
Deferred credits and other liabilities	1,682	1,418
Deferred income taxes	1,263	1,120
Long-term liabilities of operations held for sale (note 2)	7	22
Minority interests	148	150
Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	4,720	4,703
Retained earnings	3,329	3,503
Deferred translation adjustments	507	259
	8,556	8,465
	8,716	8,625
Total liabilities and shareholders' equity	18,309	17,538

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
Periods ended September 30	Third Quarter		Nine Months
(in millions of US$)	2003	2002	2003	2002
OPERATING ACTIVITIES
Income from continuing operations	118	192	155	351
Adjustments to determine cash from
operating activities:
Depreciation and amortization	237	207	692	618
Deferred income taxes	20	19	89	59
Asset impairment provisions	10	13	18	22
Loss (Gain) on sale of businesses and investments - net	13	-	(38)	-
Change in operating working capital:
Change in receivables	(15)	32	56	83
Change in inventories	125	37	65	60
Change in payables	(11)	(79)	(47)	(170)
Total change in operating working capital	99	(10)	74	(27)
Change in deferred charges, other assets, deferred credits
and other liabilities - net	54	(21)	160	44
Other - net	2	12	26	4
Cash from operating activities in continuing operations	553	412	1,176	1,071
Cash from operating activities in
discontinued operations (note 2)	7	8	14	7
Cash from operating activities	560	420	1,190	1,078

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd)
	(unaudited)
	Periods ended September 30	Third Quarter		Nine Months
	(in millions of US$)	2003	2002	2003	2002
	FINANCING ACTIVITIES
	New debt, net of issuance costs	30	502	535	684
	Debt repayments	(229)	(542)	(575)	(734)
		(199)	(40)	(40)	(50)
	Short-term borrowings - net	15	(13)	(49)	(188)
	Common shares issued	9	2	17	12
Dividends	Alcan shareholders (including preference)	(50)	(49)	(150)	(147)
	Minority interests	(1)	(2)	(11)	(5)
Cash used for financing activities in continuing operations		(226)	(102)	(233)	(378)
	Cash from (used for) financing activities
	in discontinued operations (note 2)	(4)	1	(8)	-
	Cash used for financing activities	(230)	(101)	(241)	(378)
	INVESTMENTS AND OTHER ASSETS
	Property, plant and equipment	(241)	(156)	(578)	(413)
	Business acquisitions (note 5)	(83)	(165)	(431)	(337)
		(324)	(321)	(1,009)	(750)
	Net proceeds from disposal of businesses,
	investments and other assets	3	19	56	66
Cash used for investment activities in continuing operations		(321)	(302)	(953)	(684)
	Cash used for investment activities
	in discontinued operations (note 2)	(2)	(7)	(6)	(12)
	Cash used for investment activities	(323)	(309)	(959)	(696)
	Effect of exchange rate changes
	on cash and time deposits	1	-	5	8
	Increase (Decrease) in cash and time deposits	8	10	(5)	12
Cash of subsidiaries consolidated (deconsolidated) - net		(11)	-	19	-
	Cash and time deposits - beginning of period	127	121	110	119
Cash and time deposits - end of period in continuing operations		123	133	123	133
Cash and time deposits - end of period in discontinued operations		1	(2)	1	(2)
	Cash and time deposits - end of period	124	131	124	131

ALCAN INC.

(in millions of US$, except per share amounts)

 1. ACCOUNTING POLICIES

The unaudited interim consolidated financial statements do not include all of the financial statement disclosures required to be in accordance with Canadian generally accepted accounting principles for interim reporting and, therefore, should be read in conjunction with the most recent annual financial statements.

 2.  DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the second quarter of 2003, the Company committed to a plan to sell certain non-strategic Packaging operations.  These businesses are classified as held for sale and are included in discontinued operations.  An impairment charge of $22, after tax, and $135, after tax, for the third quarter and nine months of 2003, respectively, was recorded in discontinued operations to reduce the carrying values of these businesses to estimated fair values less costs to sell.  Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the income statement, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the statement of cash flows.  All of these divestments are expected to be completed within one year.

3.  CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the third quarter and nine months of 2003 were $55 and $161 respectively (2002:  $52 and $151) of which $3 and $5 (2002: nil) were capitalized.

4.  LONG TERM DEBT

On May 1, 2003, the Company issued $500 of 4.5% global notes due May 15, 2013.

5.  SALES AND ACQUISITIONS OF BUSINESSES

Tender Offer for Pechiney

On July 7, 2003, the Company announced its intention to launch a tender offer to acquire all of the outstanding shares, convertible debentures, Bonus Allocation Rights and American Depositary Shares of Pechiney. On October 7, 2003, the Company announced that following the clearance by the French Commission des opérations de bourse of the documentation for its offer in France for Pechiney and the publication in France of such documentation, the French Conseil des marchés financiers published the notification of the opening of the offer. Accordingly, the French offer is made and open for acceptance beginning October 7, 2003.

The Company's offer in the U.S. is expected to open soon following completion of a review by the Securities and Exchange Commission of Pechiney's annual disclosure documentation.  Pechiney securities may not yet be tendered pursuant to Alcan's U.S. offer.

Pechiney is an international group listed on the Paris and New York Stock exchanges.  Its three core businesses are primary aluminum, aluminum conversion and packaging.  Pechiney employs 34,000 employees.  The offer is conditional upon the tendering of more than 50% of the total diluted number of Pechiney shares to the offer.  The Company expects the offer to be completed by December 31, 2003.

VAW Flexible Packaging

On April 30, 2003, the Company completed the acquisition of VAW Flexible Packaging from Norsk Hydro for a cost of $341, subject to post-closing adjustments.  The business combination is accounted for using the purchase method of accounting and the results of operations are included in the Consolidated Financial Statements since acquisition.

As part of the acquisition of VAW Flexible Packaging in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand.  Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials.  On June 20, 2003, the Company acquired an additional 11% of Strongpack at a price of $4.

Also, as part of the acquisition of VAW Flexible Packaging, the Company acquired 70% of the total issued share capital of Rotopak in Turkey.  Rotopak is engaged in the food flexible packaging business.  On August 28, 2003, the Company acquired an additional 30% of Rotopak at a price of $24.

Baltek Corporation

On July 1, 2003, the Company completed the acquisition of Baltek Corporation for a cost of $38.  The business combination is accounted for using the purchase method of accounting and the results of operations are included in the Consolidated Financial Statements since acquisition.

Aluminium Company of Malaysia / Alcan Nikkei Siam Limited

In the third quarter of 2003, the Company increased its ownership position in Aluminium Company of Malaysia from 36% to 59% by acquiring additional shares from Nippon Light Metal in exchange for its ownership in Alcan Nikkei Siam Limited in Rangsit, Thailand and a cash payment of $6.  The sale of Alcan Nikkei Siam Limited resulted in the realization of deferred translation losses of $13, which is recorded in Other expenses (income) - net.  Aluminium Company of Malaysia is a manufacturer of light gauge aluminum products.

Uniwood/Fome-Cor

On October 6, 2003, the Company completed the acquisition of Uniwood/Fome-Cor Division of Nevamar for $95, subject to post-closing adjustments.  Uniwood/Fome-Cor is one of the largest US-based manufacturers of foam-based display boards, with its head offices and production facilities in Statesvilles, North Carolina and another production site in Glasgow, Kentucky.

Item 12.           Results of Operations and Financial Condition

On October 22, 2003, Alcan Inc. issued a press release announcing its earnings for the third quarter of 2003.  A copy of the press release is attached hereto as Exhibits 99 and is furnished pursuant to this item.

Exhibits :

99.                   Press release of Alcan Inc., dated October 22, 2003.

The information under Item 12 of this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCAN INC.

BY:	/s/ Roy Millington
Roy Millington
Corporate Secretary

Date: October 22, 2003

EXHIBIT INDEX

Exhibit Number	Description

(99)	Press release of Alcan Inc. dated October 22, 2003.